Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF THE SERIES B CONVERTIBLE PREFERRED STOCK

OF

CYTRX CORPORATION

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

CytRx Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

1. The Restated Certificate of Incorporation, as amended (the “Charter”), of the Corporation authorizes the issuance of 833,333 shares of preferred stock, par value $0.01 per share, of which the Corporation designated 3,900 shares as Series B Convertible Preferred Stock (the “Existing Series B Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED: That no shares of the Existing Series B Preferred Stock are outstanding.

RESOLVED FURTHER: That all matters set forth in the Charter with respect to the Existing Series B Preferred Stock are eliminated from the Charter.

RESOLVED FURTHER: That the Chief Executive Officer, Chief Financial Officer or Secretary are, and each of them hereby is, authorized and directed to prepare and file a Certificate of Elimination (the “Certificate of Elimination”) in accordance with the foregoing resolution and the provisions of the DGCL and to take such other actions as they may deem necessary or appropriate to carry out the intent and purpose of the foregoing resolution.

RESOLVED FURTHER: That the foregoing persons are, and each of them hereby is, authorized and directed, for and in the name of and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, whereupon all matters with respect to the Existing Series B Preferred Stock shall be eliminated from the Charter and the shares of the Existing Series B Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Existing Series B Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 13th day of December, 2019.

CYTRX CORPORATION

By:	/s/ Steven A. Kriegsman
Name:	Steven A. Kriegsman
Title:	Chief Executive Officer

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